Exhibit 10.1

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MERCHANT SOURCING AGREEMENT

This Merchant Sourcing Agreement (the “AGREEMENT”) is made effective this 20th day of April, 2023 (the “Effective Date”) by and between Alibaba.com Singapore E-Commerce Private Limited, a company organized under the laws of Singapore (“Alibaba”) and NEXTPLAT CORP, a Nevada corporation (“NextPlat”) (Alibaba and NextPlat are from time to time referred to individually as a “Party” and collectively as the “Parties”) as follows:

RECITALS

WHEREAS, Alibaba is a multinational technology company specializing in e-commerce, retail, internet, and technology; and

WHEREAS, through its e-commerce platforms, Alibaba seeks to increase the sale of products produced and sold by American companies to the Chinese consumer market; and

WHEREAS, NextPlat is a premier Florida sourcing and technology company specializing in e-commerce, internet, and technology focused on assisting its Customers in the sale of products to various global consumer markets, including the Chinese consumer market and in the sourcing of small and medium businesses for introduction to Alibaba’s e-commerce platforms; and

WHEREAS, the Parties will jointly host an e-commerce company fair event in Miami, Florida on April 24, 2023 which Alibaba shall introduce interested small businesses sourced by NextPlat to Alibaba’s “Tmall Global” e-commerce platform.

NOW THEREFORE, in exchange for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Term. The term of this Agreement shall commence on the Effective Date when fully executed by the Parties. Both Parties are bound to work with each other on sourcing merchants, and onboard the NextPlat Customers to Tmall Global e-commerce platform for ninety (90) days in a non-exclusive manner. Either Party may terminate this Agreement by giving the other Party thirty (30) days’ notice of termination.

2. No Exclusivity. Alibaba grants to NextPlat the non-exclusive right to utilize its Tmall Global e-commerce platform (the “Platform”) for use by NextPlat’s Customers in the sale of their products to the Chinese consumer market. “NextPlat Customers” means companies (i) primarily based in the United States, (ii) which primarily produce products made in North America, South America and/or Central America, and (iii) who have contracted with NextPlat for access to the Platform. NextPlat grants Alibaba the non-exclusive right to onboard NextPlat Customers on the Platform.

3. Turn-Key Solution. Alibaba shall provide NextPlat Customers a turn-key solution through which products can be sold to the Chinese consumer market which shall include all applicable services available at the prevailing platform regulations and cost structures.

4. [REDACTED]

5. NextPlat Joint Ventures. NextPlat may, at its discretion, form joint ventures, partnerships, and/or similar agreements with small businesses to produce goods for sale on the Tmall platform.

6. Non-Binding. The Parties acknowledge and agree that, save for this Clause, Clauses 1 (Term), 7 (Confidentiality), 8 (Publicity) and 9 (Governing Law), this Agreement is not intended to be legally binding but sets out the understandings reached by the Parties with respect to the collaboration set forth in this Agreement. The understandings reached by the Parties in this Agreement shall comprise only a general scope of rights and obligations of each Party and the specific scope, initiatives, terms and conditions, and deliverables of the collaboration shall be further discussed, agreed and confirmed by the Parties by way of definitive or supplemental agreement(s) superseding this Agreement.

7. Confidentiality. “Confidential Information” means the terms of this Agreement and all information concerning the Parties or any Party to which another Party is provided access by virtue of its activities as a result of this Agreement. Confidential Information does not include information that has been publicly disseminated in writing by the owner, in which the receiving Party can show it knew prior to disclosure, or which was rightfully received by a Party from a third party without restriction. Confidential Information acquired hereunder by a Party will be treated as proprietary information of the disclosing Party and shall not be used for any purpose other than the collaborations between the Parties or disclosed to any third party, except such Party’s professional advisers, affiliates, consultants, or its employees on a “need to know” basis. No Party shall, without the prior written consent of the disclosing Party, make any public announcement or issue any press release disclosing Confidential Information, provided that any Party may make any disclosure required, in the opinion of its legal counsel, by applicable laws or regulations.

8. Publicity. The Parties agree that, unless expressly agreed to and approved in advance by both Parties, no Party shall make any public announcements or press releases with respect to the relationship or collaboration between the Parties created by this Agreement unless required by law.

9. Choice of Law, Venue, and Arbitration. This Agreement shall be governed and construed under the laws of the State of Florida. Venue for any action or proceeding arising out of or relating to this Agreement shall lie in Miami-Dade County, Florida, which shall serve as the exclusive venue for any such action or proceeding to the exclusion of all others. The Parties shall submit all disputes arising out of relating to this Agreement to arbitration in Miami, Florida, before a single arbitrator of the American Arbitration Association (the “AAA”). The arbitrator shall be selected by the application of the rules of the AAA, or by mutual agreement of the Parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Florida.

10. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

MERCHANT SOURCING AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Merchant Sourcing Agreement on the date first written above.

NEXTPLAT CORP, a Nevada corporation

By:
Name:
Title:

Alibaba.com Singapore E-Commerce Private Limited

By:
Name:
Title: